Exhibit 5.1

LUCOSKY BROOKMAN LLP
December 4, 2019	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401
Quantum Computing Inc 215 Depot Court SE, Suite 215 Leesburg, VA 20175	111 Broadway Suite 807 New York, NY 10006
T - (212) 332-8160 F - (212) 332-8161

www.lucbro.com

Re:	Shares to be registered on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Quantum Computing Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement No. 333-235079 on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) with respect to 1,625,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of 500,000 shares of Common Stock issuable upon conversion of a convertible promissory note (the “Common Shares”) and up to 1,125,000 shares of Common Stock that may be issued from time to time (the “Warrant Shares”) upon exercise of warrants. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Common Shares, when issued upon exercise of the convertible promissory note as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued upon the exercise of warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name as it appears in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP